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The following is a transcript of the earnings conference call held by TD Banknorth Inc. on January 24, 2007.

Final Transcript

Conference Call Transcript

BNK — Q4 2006 TD Banknorth Inc. Earnings Conference Call

Event Date/Time: Jan. 24. 2007 / 10:30AM ET

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Final Transcript
Jan. 24. 2007 / 10:30AM ET, BNK — Q4 2006 TD Banknorth Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Jeff Nathanson
TD Banknorth Inc. — Director of Investor Relations
Bharat Masrani
TD Banknorth Inc. — President
John Fridlington
TD Banknorth Inc. — Senior Executive VP & Chief Lending Officer
CONFERENCE CALL PARTICIPANTS
Laurie Hunsicker
Friedman, Billings, Ramsey Group, Inc. — Analyst
James Ackor
RBC Capital Markets — Analyst
Frank Schiraldi
Sandler O’Neill & Partners — Analyst
Michael Goldberg
Desjardins Securities — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the quarter four, 2006, TD Banknorth Incorporated earnings conference call. My name is Michelle and I will be your coordinator for today. [OPERATOR INSTRUCTIONS] I would now like to turn will call over to your host for today, Mr. Jeff Nathanson, Director of Investor Relations. Please proceed.

Jeff Nathanson - TD Banknorth Inc. — Director of Investor Relations
Thank you, Michelle, good morning and welcome, everyone. As you know, the purpose of today’s call is to discuss our results for the fourth quarter of 2006. Our earnings press release is available under the investor’s relation portion of our website located at www.tdbanknorth.com and will be filed with the SEC. The following discussion may include forward-looking statements. Actual results could differ materially from those projected in the statements.
For a detailed discussion of certain of the factors that could cause actual results to vary from those forward-looking statements, references made to the notes in our earnings release and our most recent annual report on form 10K. With those formalities out of the way, let me turn the call over to TD Banknorth President, Bharat Masrani. Bharat.

Bharat Masrani - TD Banknorth Inc. — President
Thank you, Jeff, and good morning, everyone. I am pleased to present TD Banknorth’s earnings for the quarter for the first time, and look forward to your questions at the end of the call.
The fourth quarter continued to be a difficult banking environment for banks of our size. The inverted yield curve is pressuring our net interest income and the difficult real estate markets are impacting credit quality and loan growth. While competition in the retail banking space continues to increase. Considering this, I am happy to report that we were able to report stable operating earnings of $0.51 per share, which equaled consensus, and that we have begun to take steps that will position us for future growth and improved efficiency.

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Final Transcript
Jan. 24. 2007 / 10:30AM ET, BNK — Q4 2006 TD Banknorth Inc. Earnings Conference Call
I also want to share with you that we completed a very successful systems conversion at Interchange over the past weekend, and we look forward to welcoming the Interchange customers into the TD Banknorth family and to growing our market share in the important Bergen county.
Let me walk through you some of the details from the fourth quarter. The tough banking environment was evident in our lack of top-line growth. Net interest income was down 2% linked quarter due to margin compression and stagnant organic growth. Margin compression was driven primarily by unfavorable deposit mix. Although deposits grew at a 5% annualized rate during the quarter, we experienced some runoff in our core deposits, which were more than offset by increases in our CDs.
Core loan growth was essentially flat during the quarter, due to a high level of payoff and intense competition in business banking, and the slow real estate and auto markets and inverted yield curve on the customer’s side. Although fee income was unchanged on a linked quarter basis, we were very pleased with the improved quality. As a $3 million increase in recurring deposit services income offset a decline in other income, which was due largely to timing items. Although we can’t change the external environment there, there are a number of factors that we can control that will improve organic growth and we are making progress in several fronts.
The first is our focus. While we continue to review potential acquisitions, deal pricing remains high and earnings prospects of targets remain cloudy. Unless a compelling opportunity arises, it’s unlikely a transaction will be completed in 2007. We are restricting the activity to a few people on the M&A front and focusing management’s effort exclusively in organic growth and increasing efficiency. We have an intensive effort underway to see if there are any opportunities on the pricing front, particularly as it relates to deposits in order to accelerate organic growth.
We are also changing our incentive plans to drive growth. Historically, our plans have had a very strong EPS modifier. We have modified our plans to provide strong incentives for excellent individual performance, which we believe will position us to improve performance. Net income growth will still be a major factor in the payouts for line personnel, but it will not be the only factor.
We are committed to maintaining positive operating leverage. During the quarter, expenses fell by $3 million and our full-time employees declined by 5% since June 30th. We are identifying opportunities to increase our efficiency with the goal of getting back toward our historical, or historic efficiency ratio of 50% to 51% by 2008. We do not see the revenue challenges we face lessening anytime soon. As a result, we need to take a hard look at our expenses and we’re doing that in a number or areas.
As we have shared with you previously, we have embarked on a program to look at our processes to make sure we’re operating as efficiently as possible. Many of those initiatives are underway, but we will look to accelerate them wherever possible. In addition, if shareholders approve the going private transaction, we will be able to eliminate certain costs associated with being a publicly-traded company. Taken as a whole, we anticipate these initiatives will allow us to reduce our operating expenses in the 5% to 8% range. Some of the expense savings initiatives may result in a one-time charge, but we do not know the magnitude as final decisions have not been made. We will keep you informed once the decisions are finalized and at the appropriate times.
Our non-performing assets increased during the quarter to 33 basis points of total assets, still low by historical standards. The increase was largely the result of several larger commercial real estate projects. While we expect NPAs may continue to go up before peaking, these loans are well-structured and we don’t anticipate significant losses associated with them, unless, of course, markets or our portfolio turn for the worse.
We continue to think that 2007 will be a difficult year for banks our size. In particular, the quarter is traditionally slow at Banknorth due to seasonally low revenues and higher expenses. Historically, earnings have dropped by $0.01 or so in the first quarter versus the fourth. After, that our earnings should begin to grow again as organic growth initiatives and expense control take hold.
As we look out over course of the year, we don’t see signs that would result in improvement in the current rate of performance. Assuming that our shareholders approve the privatization transaction, this will be our last stand-alone conference call. In the future, we will report as a segment of TD and I look forward to answering your questions on that call. And I should add if has been four months since I have been here at BankNorth, and I’m extremely happy to be here and am impressed at how management continues to be focussed in improving the bank performance. Now, I will be happy to answer any questions that you may have on our fourth-quarter results.
QUESTION AND ANSWER

Operator

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Final Transcript
Jan. 24. 2007 / 10:30AM ET, BNK — Q4 2006 TD Banknorth Inc. Earnings Conference Call
Thank you. [OPERATOR INSTRUCTIONS] Your first question comes from Laurie Hunsicker of Banknorth. Please proceed.

Laurie Hunsicker - Friedman, Billings, Ramsey Group, Inc. — Analyst
Yes. This is Laurie Hunsicker for Friedman, Billings, Ramsey. Quick question for you. This is just more macro. But, can you talk about plans for future expansion in the United States, maybe as you look at one year, three years, five years out where you’d like to be, where you’d like to do [inaudible]?

Bharat Masrani - TD Banknorth Inc. — President
I think that Bill Ryan has talked about this previously as has Ed Clark of TD Bank Financial Group. TD Banknorth has traditionally grown through various acquisitions and continue — we feel we will continue to do that. What we’re facing right now is a market condition where the sellers are still demanding huge premiums on their banks. And the results, obviously, are not representative of such premiums. So, I think that we have paused in that regard, but once market conditions turn more in balance for acquisitions, then, obviously, we will be out there on the acquisition front. And we also, in the meantime, will continue to look at opportunities to grow our franchise through De Novo branches, through expanding in certain areas and certain product lines. So, I know I can’t give you definitive numbers here, Laurie, but our goal is to make this a much larger bank than what we have today, and that would involve a combination of acquisitions and organic growth strategy.

Laurie Hunsicker - Friedman, Billings, Ramsey Group, Inc. — Analyst
And where would your sort of best guess target areas of focus be initially?

Bharat Masrani - TD Banknorth Inc. — President
We’re looking at various areas. We want to have fill-ins. We did go down into the New Jersey market. We have said previously that we need to get this franchise to a core size before we can add value from a organic perspective. So, we continue to look at opportunities in those areas, and Interchange was a good example of that.

Laurie Hunsicker - Friedman, Billings, Ramsey Group, Inc. — Analyst
Okay, and could we possibly see you do another deal this year?

Bharat Masrani - TD Banknorth Inc. — President
I think, as I said in my comments, unless a compelling opportunity were to arise, it’s unlikely you will see a transaction in 2007. One should never say never. As compelling opportunities do have a habit of popping when you don’t expect them, but I do not anticipate a transaction in 2007.

Laurie Hunsicker - Friedman, Billings, Ramsey Group, Inc. — Analyst
Okay, but there is no regulatory hurdle that would potentially prohibit that. Just an internal.

Bharat Masrani - TD Banknorth Inc. — President
No, I’m not aware of regulatory hurdles.

Laurie Hunsicker - Friedman, Billings, Ramsey Group, Inc. — Analyst

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Final Transcript
Jan. 24. 2007 / 10:30AM ET, BNK — Q4 2006 TD Banknorth Inc. Earnings Conference Call
Okay. Okay. Because I think you had something like a max of two deals within a timeframe pending something and clearly you don’t.

Bharat Masrani - TD Banknorth Inc. — President
I’m not aware of —

Laurie Hunsicker - Friedman, Billings, Ramsey Group, Inc. — Analyst
You’re not. Okay. Perfect. Thank you very much.

Bharat Masrani - TD Banknorth Inc. — President
Thank you.

Operator
Your next question comes from the line of Jim Ackor of RBC Capital Markets. Please proceed.

James Ackor - RBC Capital Markets — Analyst
Yes, good morning. I was wondering if you might be able to just give us a little bit more color commentary on the commercial real estate credits that went to the non-performing status and what some of the reasons might have been and what some of the potential resolutions are on these credits.

Bharat Masrani - TD Banknorth Inc. — President
Good morning, Jim. As is sort of documented, well-documented in various forums, there is a slowdown that has occurred in real estate generally, particularly on the residential housing front, and we’re seeing some weaknesses in our portfolio. I’ll ask John Fridlington, who heads up our commercial banking business, to comment further, but suffice it to say that there are weaknesses out there and the regulating environment doesn’t help that particular sector right now. And so we do anticipate NPAs to increase before the peaks, but the good news here, from our perspective, at least based on the information we’re getting, is that we do not take principle at risk and that is our current posture on this. But then I have been around long enough and I am sure John has been around long enough that when things go bad, surprises do pop up, but our current feel is that we’re not at risk for principle, but it’s a tough market conditions. John, do you want to add to that?

John Fridlington - TD Banknorth Inc. — Senior Executive VP & Chief Lending Officer
Yes. Thank you, Bharat. Good morning, Jim.

James Ackor - RBC Capital Markets — Analyst
Hey, John.

John Fridlington - TD Banknorth Inc. — Senior Executive VP & Chief Lending Officer
I think a couple of things are going on. We talked a little bit last quarter about on the public filing of a major developer in New Jersey. Clearly, that’s reflected in our NPA numbers for the fourth quarter. There are a couple of other credits throughout the franchise that came in, some on the real estate side, some on the commercial side. To echo Bharat’s comments, as these credits have come in to work out and we’ve assessed our risk, our feeling at this point in time is risk is really still quite deminimus on the principle side. Where the level of NPAs will go to at this point is general direction would be, we think it will go up to the next quarter or two because it takes a while to work these credits through.

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Final Transcript
Jan. 24. 2007 / 10:30AM ET, BNK — Q4 2006 TD Banknorth Inc. Earnings Conference Call
Having said that, we’ve had some good successes at the end of the fourth quarter, and a good success early in the first quarter on getting rid of some of the NPAs with full payment of principle, with collection of interest and fees. So, the credits that have been working through this process really have resolved themselves fairly nicely. There is weakness in the marketplace. That weakness varies very widely by specific geography, and some of our markets the projects that we have supported are doing quite well. And some of our markets, some of those projects are struggling a little bit. Many of the projects that we are currently working through the NPA status have substantial equity positions behind us in the form of either truer equity or some sub debt. That’s hopeful to us as we work through those projects. So, I think we’re in for, what I would call a busy time in the next quarter or two, on working through some of the credits, getting them restructured where appropriate, and if they can’t be restructured, getting the property sold and moved out.
Our current position on REO is about $350,000. We have cleaned out a bunch of REO at the end of the last year. We continue to move the properties out as we get them in.
So, not to diminish the growth in NPAs, because clearly there was significant growth in NPAs last quarter, but on a relative basis to where we have been historically and coming up from a very low level, we feel the situation is very much under control.

James Ackor - RBC Capital Markets — Analyst
Okay. Just one quick follow up for you, John. Would you say the majority of the weakness in some of the areas where you might see further potential weakness over the next two or three quarters is relegated to the residential construction arena?

John Fridlington - TD Banknorth Inc. — Senior Executive VP & Chief Lending Officer
Yes. I think fairly the residential market has been impacted in many of the markets that we operate in. Sales have slowed down, prices have, in some cases, diminished and some cases stabilized. There is very mixed messages out there as to the current condition in that market. There are articles that will tell you it’s bottomed out and on the way back up. There are articles that will tell you that the worst is yet to come. So, we are looking at each market very carefully, making an assessment based on our experience in those markets and then reacting accordingly.

James Ackor - RBC Capital Markets — Analyst
All right. Thanks a lot.

Operator
Your next question comes from the line of Frank Schiraldi of Sandler O’Neill. Please proceed.

Bharat Masrani - TD Banknorth Inc. — President
Hello, Frank?

Operator
Your line is now in, please open if your line is muted.

Frank Schiraldi - Sandler O’Neill & Partners — Analyst
Hello, I’m sorry. I was just — I had a quick question about deposit competition. I know it continues to be tough, but I’m just wondering, pricing, as for as CDs, if it’s still as aggressive as it was say three months ago or if you think it’s gotten a little bit softer.

Bharat Masrani - TD Banknorth Inc. — President

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Final Transcript
Jan. 24. 2007 / 10:30AM ET, BNK — Q4 2006 TD Banknorth Inc. Earnings Conference Call
I think pricing, in competition generally continues to be fierce for deposits. And this is a general comment I would make. And banks are being very aggressive, very innovative to make sure that it sort of stays within the range that they would like to, and we’re no different. We are suffering like other banks, and I would say until the rate cycle turns here, the U Curve becomes more normalized, I think, we would continue to see that competition. And we’re looking at ways to address that, but there are no quick or easy answers, because it is a difficult environment.

Frank Schiraldi - Sandler O’Neill & Partners — Analyst
Okay, and just another question on possible acquisitions. Do you think, talking about different areas you might go into, do you think it’s really going to be an expansion of the footprint, or do you foresee Banknorth looking at expanding into maybe some non-contiguous markets?

Bharat Masrani - TD Banknorth Inc. — President
I mean, our current focus is to expand within our footprint, but if there were certain obvious candidates that were not fully contiguous, then obviously we would look at it. It’s tough to be definitive there, but our current plans would be to fill out some of the obvious territories where we need to become a larger bank in order to achieve some of our objectives.

Frank Schiraldi - Sandler O’Neill & Partners — Analyst
Okay, great. Thank you.

Operator
[OPERATOR INSTRUCTIONS] Your next question comes from the line of Michael Goldberg of Desjardins Securities. Please proceed.

Michael Goldberg - Desjardins Securities — Analyst
Good morning, Bharat.

Bharat Masrani - TD Banknorth Inc. — President
Good morning, Michael.

Michael Goldberg - Desjardins Securities — Analyst
I had a couple of questions. Let me start first with loan quality and, again, just following up on the commercial real estate, how much of that, of your commercial mortgage formations in the quarter actually are accounted for by that developer that filed? Looks like the commercial mortgage formations in total were about $25 million.

Bharat Masrani - TD Banknorth Inc. — President
I think the developer in question, that formation, was included in the last quarter. I’m not sure. John, maybe you can help me with this. Is there any additional from that developer this quarter?

John Fridlington - TD Banknorth Inc. — Senior Executive VP & Chief Lending Officer
No. As far as the NPA?

Bharat Masrani - TD Banknorth Inc. — President

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Final Transcript
Jan. 24. 2007 / 10:30AM ET, BNK — Q4 2006 TD Banknorth Inc. Earnings Conference Call
Yes, so the change in NPA the quarter, fourth quarter, is not impacted by that one developer. Because the original — or the third quarter already included the formation from that developer.

Michael Goldberg - Desjardins Securities — Analyst
Okay. The other area where there seemed to be some weakness was on the consumer’s side, and I’m wondering if you could give us some color as to what is going on there. Over the past couple of quarters, it looks like the formation there have closed to doubled also.

Bharat Masrani - TD Banknorth Inc. — President
I think that the number may look that way, Michael, but if you look at the absolute amounts, the numbers are fairly sort of manageable. So, we are not — apparently, there are certain weaknesses. You would expect that, but we are not see any specific trends that overly worry us on the consumer side at this stage. But it’s a tough environment. If it gets worse then obviously that will follow as well, like you would expect.

Michael Goldberg - Desjardins Securities — Analyst
Okay, I just want to turn back to the Bank Freely campaign. Wonder if you could give us an update on progress and acquiring accounts versus original plan?

Bharat Masrani - TD Banknorth Inc. — President
So, as we indicated last quarter, Bank Freely has exceed our expectations by way of net new accounts. I think I will get these numbers slightly wrong, but I know I am directionally correct. Last quarter, I think we had said we had 15,000 new accounts, net new accounts, created through the campaign, and I can say it has exceeded that by a good margin. So, we are happy with how the campaign has turned out.

Michael Goldberg - Desjardins Securities — Analyst
Okay, and how come you didn’t provide that service to the TD Bank USA clients, the Legacy Waterhouse clients that were in TD Bank USA, whose balances were switched over to Banknorth?

Bharat Masrani - TD Banknorth Inc. — President
Obviously, you’re not asking me this on your personal account, are you? How — this particular program was specific to the original Hudson footprint. Research had shown that there was something that was necessary from our perspective, and as we have always said, we are a community bank that thinks very locally and Bank Freely seems very appropriate for that market spot. And, therefore, we can find it through that segment. I can find out specific reasons for you and perhaps do it offline as to what our thinking was for the Legacy Waterhouse account. But at the time it seemed that that was the appropriate thing to do.

Michael Goldberg - Desjardins Securities — Analyst
Okay, finally can you elaborate on plans and expectations from the now acquired Interchange?

Bharat Masrani - TD Banknorth Inc. — President
Yes. The Interchange transaction closed on first of January and we converted it, as I noted in my initial remarks, last weekend. The systems conversion went very well. We are very happy with it. With Interchange it gives us a very good position in Bergen county. As you know, Bergen county is an attractive geography for us and we’ll have good branch share. So, our idea is to invest in that. We want to make sure that our branches are well-positioned, we continue to make investment in those branches and make sure that our positioning takes advantage of the sites

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Final Transcript
Jan. 24. 2007 / 10:30AM ET, BNK — Q4 2006 TD Banknorth Inc. Earnings Conference Call
we have there. So, we have in our extensive plans to expand our business in Bergen county and Interchange is a major component that will allow us to do that.

Michael Goldberg - Desjardins Securities — Analyst
Thanks a lot.

Bharat Masrani - TD Banknorth Inc. — President
Thank you, Michael.

Operator
Sir, and you have no further questions. I will turn it back over for closing remarks.

Bharat Masrani - TD Banknorth Inc. — President
Well, thank you very much. We appreciate your questions and insights you provided. As I noted in my remarks, this will probably be the last stand-alone analyst call we have from TD Banknorth perspective. In the future, we’ll be reporting as a TD Bank segment. This is assuming that the going private transaction proceeds as expected. So, thank you again and look forward to speaking to some of you over the next 90 days or so.

Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation, you may now disconnect.

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